EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-53552, No. 333-108178 and No. 533-118010) and on Form S-3 (No. 333-83024 and No. 333-115771) of Tripath Technology Inc. of our report dated January 30, 2003, relating to the financial statements, which appears in this Form 10-K/T/A.

/s/    PricewaterhouseCoopers LLP

San Jose, California

July 25, 2005